Exhibit 99.1

For Immediate Release

American Axle & Manufacturing
announces ratification of new national agreement

Detroit, Michigan, March 8, 2004 — American Axle & Manufacturing Holdings, Inc. (AAM), which is traded as AXL on the NYSE, announced that the tentative national agreement with the International Union, UAW reached on February 27, 2004, covering approximately 6,700 AAM associates, has been ratified.

AAM Co-Founder, Chairman & CEO Richard E. Dauch welcomed the news of the ratification of the new UAW four-year agreement.

“The ratification of this new four-year national contract between AAM and the UAW solidifies our mutual goal of enhancing competitiveness in this structurally changing automotive marketplace,” said Dauch. “The new agreement recognizes these changes and bodes well for our continued mutual success.”

American Axle & Manufacturing is a world leader in the manufacture, design, engineering, and validation of driveline systems and related components and modules, chassis systems and forged products for trucks, sport utility vehicles and passenger cars. In addition to its 14 locations in the United States (in Michigan, New York and Ohio), AAM also has offices and facilities in Brazil, England, Germany, Japan, Mexico and Scotland.

Certain statements contained in this press release which are not historical facts contain forward-looking information with respect to the Company’s plans, projections or future performance, the occurrence of which involves risk and uncertainties that could cause the Company’s actual results or plans to differ materially from those expected by the Company which include risk factors described in the Company’s filings with the Securities and Exchange Commission.

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For more information...

Media relations contact	Investor relations contact
Carrie L.P. Gray	Richard F. (Rick) Dauch
Director, Corporate Relations	Vice President, Investor Relations
(313) 758-4880	(313) 758-4767
grayc@aam.com	dauchrf@aam.com

Or visit the AAM website at www.aam.com